As filed with the Securities and Exchange Commission on March 5, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3509099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7001 Oakport Street

Oakland, CA 94621

(510) 777-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Morteza Ejabat

Chief Executive Officer

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94621

(510) 777-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Peter M. Astiz, Esq.

Jim P. Schumacher, Esq.

Gray Cary Ware & Freidenrich LLP

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

fax: (650) 833-2001

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(3)

Securities Registered for Primary Offering:

Preferred Stock(4)

Common Stock, $0.001 par value(5)

Warrants(6)

Total Offered in Primary Offering		$100,000,000.00	$12,670.00	(3)

Securities Registered for Selling Stockholders:

Common Stock, $0.001 par value	32,269,876	$149,893,574.02	$18,991.52

Aggregate Securities for Primary Offering and Selling Stockholders		$249,893,574.02	$31,661.52	(3)

1.	The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $ 100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In addition, up to 32,269,876 shares of common stock, $0.001 par value, may be offered for sale by the selling stockholders named in this prospectus.
2.	Pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, the table does not specify by each class information as to the amount to be registered, the proposed maximum aggregate price per unit or the proposed maximum aggregate offering price. The total amount registered may include up to 32,269,876 shares of common stock offered by the selling stockholders.
3.	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount. The registration fee has been calculated based on the average of the high and low prices of the common stock, as reported by the Nasdaq National Market on March 3, 2004.
4.	Subject to footnote (1), there are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by Zhone Technologies, Inc.
5.	Subject to footnote (1), there are being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by Zhone Technologies, Inc. There is also being registered hereunder an indeterminate number of shares of common stock that may be issued upon conversion, as applicable, of preferred stock registered hereunder or upon exercise of warrants registered hereunder, as the case may be. Shares of common stock issued upon conversion of the preferred stock will be issued without the payment of additional consideration. For each class of security, the amount to be registered, the proposed maximum aggregate price per unit and the proposed maximum aggregate offering price will be determined from time to time by Zhone Technologies, Inc. in connection with the issuance of the securities registered hereunder.
6.	Subject to footnote (1), there are being registered hereunder warrants representing rights to purchase preferred stock or common stock (as shall be designated by Zhone Technologies, Inc. at the time of any such offering) registered hereunder. The aggregate offering price of any such warrants plus the aggregate consideration that may be received upon issuance of all registered securities underlying warrants will be deducted from the aggregate dollar amount of the securities that may be issued under this registration statement at the time of issuance of any such warrants. At the time of any issuance of such warrants, the maximum number of shares of common stock or preferred stock issuable upon exercise of the warrants, based upon a good-faith estimate, will be allocated from the remaining aggregate dollar amount of securities that may be issued under this registration statement. If the actual number of shares to be issued is greater than that estimated, another prospectus supplement will be filed to allocate the additional securities, and if the remaining aggregate dollar amount of the securities that may be issued under this registration statement is insufficient to permit such allocation, a new registration statement will be filed to register the additional securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2004

PROSPECTUS

$100,000,000

plus

32,269,876 shares of common stock to be offered by the selling stockholders.

ZHONE TECHNOLOGIES, INC.

PREFERRED STOCK

COMMON STOCK

WARRANTS

We may offer and sell, from time to time, in one or more series or classes:

•	shares of preferred stock;

•	shares of common stock, and

•	warrants to purchase common stock or preferred stock.

The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, up to 32,269,876 shares of common stock, $0.001 par value, may be offered for sale by the selling stockholders named in this prospectus.

The securities may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices or by any other lawful method. See the “Plan of Distribution” section below. This prospectus describes the general terms of these securities and the general manner in which we may offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities, which may include sales to or through underwriters, agents, dealers or other purchasers. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplements carefully before making an investment in our securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

This prospectus also relates to the public offering of shares of our common stock by the selling stockholders named in this prospectus. We will receive no part of the proceeds of the sale of any shares offered in this prospectus by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders.

Our common stock is quoted on the NASDAQ National Market under the symbol “ZHNE.” On March 4, 2004, the last reported sale price of our common stock on the NASDAQ National Market was $4.60.

Investing in any of our securities involves risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under a shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. In addition, up to 32,269,876 shares of common stock may be offered by the selling stockholders named herein. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus and a prospectus supplement that will contain specific information about the terms of that particular offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The information in this prospectus is accurate as of March 5, 2004. You should read both this prospectus and the applicable prospectus supplement, if any, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

The terms “Zhone,” “we,” “us,” “our,” and the “company” refer only to Zhone Technologies, Inc.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

ZHONE TECHNOLOGIES, INC.

Zhone Technologies, Inc. was founded in 1999 to offer network service providers a simplified, comprehensive architectural approach to delivering services over their access networks.

We have developed hardware and software that simplify the way network service providers deliver communication services to their subscribers. Our Single Line Multi-Service Architecture, or SLMS™, is a simplified network architecture that provides broadband and narrowband services over a scalable next-generation local-loop infrastructure. SLMS is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network to business and consumer subscribers. Our products enable service providers to use their existing networks to deliver voice, data, video, and entertainment services to their customers. We have designed our products to interoperate with different types of wiring and equipment already deployed in service providers’ networks.

Our Zhone Management System, or ZMS™, provides the software tools necessary to manage all of the products, services and subscribers in a SLMS network. ZMS is a single management tool that enables network service providers to allow instant delivery and upgrade of network services. In addition, ZMS is capable of interfacing with and managing other vendors equipment already deployed in service providers’ networks.

We currently have products in three categories: the SLMS product family; the digital loop carrier, or DLC, product family and the multiplexer, or MUX, product family.

We believe that we have assembled the employee base, technological breadth and market presence to provide a simple yet comprehensive set of solutions to the complex problems encountered by network service providers when delivering communications services to subscribers.

Zhone was originally incorporated under the laws of the State of Delaware in June 1999, and completed its merger with Tellium, Inc., or Tellium, in November 2003. Following the merger, the combined company was renamed Zhone and its stock began trading on the NASDAQ National Market under the symbol “ZHNE”. Our principal executive offices are located at 7001 Oakport Drive, Oakland, California 94621. Our telephone number is (510) 777-7000, and our website address is www.zhone.com. The information on our website does not constitute part of this prospectus. Investors can access the periodic report filings we make with the Securities and Exchange Commission, or SEC, on our website or at www.sec.gov.

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock, and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities that may be sold in the primary offering under this prospectus will not exceed $100,000,000. In addition, up to 32,269,876 shares of common stock, $0.001 par value, may be offered for sale by the selling stockholders named in this prospectus. Each time we offer securities with this prospectus, we will provide a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Warrants

We may offer warrants for the purchase of shares of preferred stock or shares of common stock. Our Board of Directors will determine the terms of the warrants.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. We use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, “would” and similar expressions to identify forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of product purchases by current and prospective customers, general economic conditions, conditions specific to the telecommunications and related industries, new product introductions and enhancements by us and our competitors, unanticipated regulatory changes, competition, manufacturing and sourcing risks. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in any forward-looking statements. Readers are referred to risks and uncertainties identified below, under “Risk Factors” and elsewhere in other reports or documents we file from time to time with the Securities and Exchange Commission.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding to purchase any of the securities offered by this prospectus and any accompanying prospectus supplement. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

We have incurred significant losses to date and expect that we will continue to incur losses in the foreseeable future. If we fail to generate sufficient revenue to achieve or sustain profitability, our stock price could decline.

We have incurred significant losses to date and expect that we will continue to incur losses in the foreseeable future. Our net losses for 2003 and 2002 were $17.2 million and $108.6 million, respectively, and we had an accumulated deficit of $595.8 million at December 31, 2003.

We have not generated positive cash flow from operations since inception, and expect this trend to continue for the foreseeable future. We have significant fixed expenses and expect that we will continue to incur significant manufacturing, research and development, sales and marketing, customer support, administrative and other expenses in connection with the ongoing development of the business. In addition, we may be required to spend more on research and product development than originally budgeted to respond to industry trends. We may also incur significant new costs related to possible acquisitions and the integration of new technologies. Further, as 2004 will be the first full year that we will be subject to SEC reporting obligations and given the increased costs associated with compliance with the Sarbanes-Oxley Act of 2002, we are likely to incur increased expenses related to regulatory and legal compliance. We may not be able to adequately control costs and expenses or achieve or maintain adequate operating margins. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. If we fail to generate sufficient revenue to achieve or sustain profitability, we will continue to incur substantial operating losses and our stock price could decline.

We have been, and may continue to be, adversely affected by recent unfavorable developments in the communications industry, world events and the economy in general.

Our customers and potential customers continue to experience a severe economic slowdown that has led to significant decreases in their revenues. For most of the last five years, the markets for our equipment have been influenced by the entry into the communications services business of a substantial number of new telecommunications companies. In the United States, this was due largely to changes in the regulatory environment, in particular those brought about by the Telecommunications Act of 1996. These new companies raised significant amounts of capital, much of which they invested in new equipment, causing acceleration in the growth of the markets for telecommunications equipment. More recently, there has been a reversal of this trend, including the failure of a large number of the new entrants and a sharp contraction of the availability of capital to the industry. This industry trend has been compounded by the slowing not only of the U.S. economy, but the economies in virtually all of the countries in which we market our products. This, in turn, has caused a substantial reduction in demand for our equipment.

The continuing acts and threats of terrorism and the geo-political uncertainties in other continents are also having an adverse effect on the U.S. economy and could possibly induce or accelerate the advent of a more severe economic downturn. The U.S. government’s political, social and economic policies and policy changes as a result of these circumstances could have consequences that we cannot predict, including causing further weaknesses in the economy. The long-term impact of these events on our business is uncertain. Additionally, the amount of debt incurred by our customers, and the continued reductions to capital spending, puts the businesses of certain of our customers and potential customers in jeopardy. As a result, our operating results and financial condition could be materially adversely affected.

Capital constraints in the telecommunications industry could restrict the ability of our customers to buy our products.

As a result of the economic slowdown affecting the telecommunications industry and the technology industry in general, our customers and potential customers have significantly reduced the rate of their capital expenditures, and as result, our revenue declined by 26% from 2002 to 2003. The reduction of capital equipment acquisition budgets or the inability of our current and prospective customers to obtain capital could cause them to reduce or discontinue purchase of our products, and as a result we could experience reduced revenues and our operating results could be adversely impacted. In addition, many of the current and prospective customers for our products are emerging companies with limited operating histories. These companies require substantial capital for the development, construction and expansion of their businesses. Neither equity nor debt financing may be available to these companies on favorable terms, if at all. To the extent that these companies are unable to obtain the financing they need, our ability to make future sales to these customers and realize revenue from any such sales could be harmed. In addition, to the extent we choose to provide financing to these prospective customers, we will be subject to additional financial risk which could cause our expenses to increase.

Our future operating results are difficult to predict due to our limited operating history.

We began operations in September 1999. Although we expect that our internally developed Single Line Multi-Service, or SLMS, product line will account for a substantial portion of our revenue in the future, to date we have generated a significant portion of our revenue from sales of product lines that we acquired from other companies. Due to our limited operating history, we have difficulty accurately forecasting our revenue, and we have limited historical financial data upon which to base our operating expense budgets. Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. The primary factors that may affect our results of operations include the following:

•	commercial acceptance of our SLMS products;

•	fluctuations in demand for network access products;

•	new product introductions, enhancements or announcements by our competitors;

•	the length and variability of the sales cycles for our products;

•	the timing and size of sales of our products;

•	our customers’ ability to finance their purchase of our products as well as their own operations;

•	our ability to forecast demand for our products;

•	the ability of our company and our contract manufacturers to attain and maintain production volumes and quality levels for our products;

•	our ability to obtain sufficient supplies of sole or limited source components;

•	changes in our pricing policies or the pricing policies of our competitors;

•	increases in the prices of the components we purchase, or quality problems associated with these components;

•	our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

•	the timing and magnitude of prototype expenses;

•	unanticipated changes in regulatory requirements which may require us to redesign portions of our products;

•	our ability to attract and retain key personnel;

•	our sales of common stock or other securities in the future;

•	costs related to acquisitions of technologies or businesses; and

•	general economic conditions as well as those specific to the communications, Internet and related industries.

If demand for our SLMS products does not develop, then our results of operations and financial condition will be adversely affected.

Our future revenue depends significantly on our ability to successfully develop, enhance and market our SLMS products to the network service provider market. Most network service providers have made substantial investments in their current infrastructure, and they may elect to remain with their current architectures or to adopt new architectures, such as SLMS, in limited stages or over extended periods of time. A decision by a customer to purchase our SLMS products will involve a significant capital investment. We will need to convince these service providers of the benefits of our products for future upgrades or expansions. We do not know whether a viable market for our SLMS products will develop or be sustainable. If this market does not develop or develops more slowly than we expect, our business, financial condition and results of operations will be seriously harmed.

Our target customer base is concentrated, and the loss of one or more of our customers could harm our business.

The target customers for our products are network service providers that operate voice, data and video communications networks. There are a limited number of potential customers in our target market. During the year ended December 31, 2003, two customers accounted for approximately 17% and 11% of our revenue, respectively. During the year ended December 31, 2002, one customer accounted for approximately 12% of our revenue. A significant portion of our future revenue will depend on sales of our products to a limited number of customers. Any failure of one or more customers to purchase products from us for any reason, including any downturn in their businesses, would seriously harm our business, financial condition and results of operations.

Acquisitions are an important part of our strategy, and any strategic acquisitions or investments we make could disrupt our business and seriously harm our financial condition.

As of December 31, 2003, we have acquired nine companies or product lines, and we are likely to acquire additional businesses, products or technologies in the future. In November 2003, we completed our merger with Tellium, Inc., and in February 2004, we announced the acquisition of the assets of Gluon Networks, Inc. On an ongoing basis, we expect to consider acquisitions of, or investments in, complementary companies, products or technologies to supplement our internal growth. In the future, we may encounter difficulties identifying and acquiring suitable acquisition candidates on reasonable terms.

If we do complete future acquisitions, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	consume cash;

•	incur substantial debt;

•	assume liabilities;

•	increase our ongoing operating expenses and level of fixed costs;

•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	incur amortization expenses related to certain intangible assets;

•	incur large and immediate write-offs; or

•	become subject to litigation.

Any acquisitions or investments that we make in the future will involve numerous risks, including:

•	problems combining the acquired operations, technologies or products;

•	unanticipated costs;

•	diversion of management’s time and attention from our existing business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of acquired companies.

We do not know whether we will be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future or that any strategic investments we make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations.

The market we serve is highly competitive and, as a relatively early stage company, we may not be able to compete successfully.

Competition in the communications equipment market is intense. We are aware of many companies in related markets that address particular aspects of the features and functions that our products will provide. Currently, our primary competitors include large equipment companies, such as Advanced Fibre Communications, Alcatel, and Lucent Technologies. We also may face competition from other large communications equipment companies or other companies with significant market presence and financial resources that may enter our market in the future. In addition, a number of new public and private companies have announced plans for new products to address the same network needs that our products address, both domestically and abroad. Some of these companies may have lower cost structures than us.

Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing than we can. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that render our products less valuable or obsolete.

In our markets, competitive factors include:

•	performance;

•	reliability and scalability;

•	ease of installation and use;

•	interoperability with existing products;

•	upgradeability;

•	geographic footprints for products;

•	ability to provide customer financing;

•	breadth of services;

•	price;

•	technical support and customer service; and

•	brand recognition.

If we are unable to compete successfully against our current and future competitors, we may have difficulty obtaining customers, and we could experience price reductions, order cancellations, increased expenses and reduced gross margins, any of which would harm our business, financial condition and results of operations.

The long and variable sales cycles for our products may cause revenue and operating results to vary significantly from quarter to quarter.

The target customers for our products have substantial and complex networks that they traditionally expand in large increments on a periodic basis. Accordingly, our marketing efforts are largely focused on prospective customers that may purchase our products as part of a large-scale network deployment. Our target customers typically require a lengthy evaluation, testing and product qualification process. Throughout this process, we are often required to spend considerable time and incur significant expense educating and providing information to prospective customers about the uses and features of our products. Even after a company makes the final decision to purchase our products, it may deploy our products slowly. The timing of deployment of our products varies widely, and depends on a number of factors, including:

•	our customers’ skill sets;

•	geographic density of potential subscribers;

•	the degree of configuration necessary to deploy our products; and

•	our customers’ ability to finance their purchase of our products as well as their operations.

As a result of any of these factors, our revenue and operating results may vary significantly from quarter to quarter.

The success of our business depends on our executive officers and key employees, and the loss of the services of one or more of them could harm our business.

Our future success depends upon the continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships that we rely on to build our business, including Morteza Ejabat, our co-founder, Chairman and Chief Executive Officer, Jeanette Symons, our Chief Technical Officer, and Kirk Misaka, our Chief Financial Officer. The loss of the services of any of our key employees, including Mr. Ejabat, Ms. Symons and Mr. Misaka, could delay the development and production of our products and negatively impact our ability to maintain customer relationships, which would harm our business, financial condition and results of operations.

If we are unable to successfully manage and expand our international operations, our business could be harmed.

We currently have international operations consisting of sales, technical support and marketing teams in various locations worldwide. We expect to continue expanding our international operations in the future. The successful management and expansion of our international operations requires significant human and financial resources. Further, our international operations may be subject to certain risks and challenges that could harm our operating results, including:

•	expenses associated with developing and customizing our products for foreign countries;

•	unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

•	fluctuations in currency exchange rates;

•	longer sales cycles for our products;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties and costs of staffing and managing foreign operations;

•	reduced protection for intellectual property rights;

•	potentially adverse tax consequences; and

•	changes in a country’s or region’s political and economic conditions.

Any of these factors could harm our existing international operations and business or impair our ability to continue expanding into international markets.

We have significant debt obligations, which could adversely affect our business, operating results and financial condition.

As of December 31, 2003, we had approximately $32.0 million in long-term debt. You should be aware that this level of debt could materially and adversely affect us in a number of ways, including:

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

•	limiting our flexibility to plan for, or react to, changes in our business or market conditions;

•	requiring us to use a significant portion of any future cash flow from operations to repay or service the debt, thereby reducing the amount of cash available for other purposes;

•	making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

•	making us more vulnerable to the impact of adverse economic and industry conditions and increases in interest rates.

We cannot assure you that we will generate sufficient cash flow or be able to borrow funds in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditures requirements. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, due to borrowing base restrictions or otherwise, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of existing debt or obtain additional financing. We cannot assure you that we will be able to engage in any of these actions on reasonable terms, if at all.

Because our products are complex and will be deployed in complex environments, our products may have defects that we discover only after full deployment, which could seriously harm our business.

Our products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of these products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our customers may discover errors or defects in our hardware or software, or our products may not operate as expected, after they have been fully deployed. If we are unable to fix defects or other problems that may be identified after full deployment, we could experience:

•	loss of revenue and market share;

•	loss of existing customers;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by our customers; and

•	increased insurance costs.

Defects, integration issues or other performance problems in our products could also result in financial or other damages to our customers. Our customers could seek damages for related losses from us, which could seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly and would put a strain on our management and resources. The occurrence of any of these problems would seriously harm our business, financial condition and results of operations.

If we fail to enhance our existing products or develop and introduce new products that meet changing customer requirements and technological advances, our ability to sell our products would be materially adversely affected.

Our target markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and changes in communications offerings from network service providers. Our future success will significantly depend on our ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. We may not have sufficient resources to successfully and accurately anticipate technological and market trends, manage long development cycles or develop, introduce and market new products and enhancements. We currently license technology, and from time to time, we may be required to license additional technology from third parties to sell or develop our products and product enhancements. We cannot assure you that our existing and future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our business, financial condition and results of operations would be materially adversely affected.

The communications industry is subject to government regulations, which could harm our business.

The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry in the United States and, as a result, our existing and future products and our customers’ products are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services could negatively affect our business. The uncertainty associated with future FCC decisions may result in network service providers delaying decisions regarding expenditures for equipment for broadband services. In addition, international regulatory bodies establish standards that may govern our products in foreign markets. Domestic and international regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, financial condition and results of operations. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

We face certain litigation risks.

We are a party to lawsuits and claims in the normal course of our business. In addition, we are currently involved in several litigation matters which we inherited as a result of our acquisition of Tellium. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition. For additional information regarding certain of the lawsuits in which we are involved, see Part I, Item 3 - “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2003.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

We rely on a combination of copyrights, patents, trademarks and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we do not know whether the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

In the future we may become involved in disputes over intellectual property, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

We or our customers may be party to litigation in the future to protect our intellectual property or to respond to allegations that we infringe others’ intellectual property. We may receive in the future communications from third parties inquiring about their interest in licensing certain of the third party’s intellectual property or more generally identifying intellectual property that may be the basis of a future infringement claim. We have received letters from Lucent Technologies stating that many of our products are using technology covered by or related to Lucent patents and inviting us to discuss a licensing arrangement with Lucent. To date, no lawsuit or other formal action has been filed by Lucent. However, we cannot assure you that we would be successful in defending against any Lucent infringement claims. To the extent we are not successful in defending such claims, we may be subject to substantial damages (including possible treble damages and attorneys’ fees).

If a party accuses us of infringing upon its proprietary rights, we would have to defend ourselves and possibly our customers against the alleged infringement. We cannot assure you that we would prevail in any intellectual property litigation, given its complex technical issues and inherent uncertainties. If we are unsuccessful in any such litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Intellectual property litigation, regardless of its outcome, would likely be time consuming and expensive to resolve. Any such litigation could force us to stop selling, incorporating or using our products that include the challenged intellectual property, or redesign those products that use the technology. In addition, if a party accuses us of infringing upon its proprietary rights, we may have to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

We rely on contract manufacturers for a significant portion of our manufacturing requirements.

Through the third quarter of 2003, we utilized Solectron for the majority of our manufacturing requirements for all product lines. During the fourth quarter of 2003, we transitioned the manufacturing of certain product lines to another contract manufacturer, and for another product line, transitioned the manufacturing process internally. We continue to use Solectron to manufacture certain product lines under an agreement which is scheduled to expire in March 2004. While we have become somewhat less dependent on Solectron for our manufacturing requirements, we expect to continue to rely on contract manufacturers to fulfill a significant portion of our product manufacturing requirements.

Any manufacturing disruption could impair our ability to fulfill orders. Our future success will depend, in significant part, on our ability to have Solectron or other contract manufacturers produce our products cost-effectively and in sufficient volumes. We face a number of risks associated with this dependence on third-party manufacturers including:

•	reduced control over delivery schedules;

•	the potential lack of adequate capacity during periods of excess demand;

•	manufacturing yields and costs;

•	quality assurance;

•	increases in prices; and

•	the potential misappropriation of our intellectual property.

We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. We have experienced in the past, and may experience in the future, problems with our contract manufacturers, such as inferior quality, insufficient quantities and late delivery of products. To date, these problems have not materially adversely affected us. We may not be able to obtain additional volume purchase or manufacturing arrangements on terms that we consider acceptable, if at all. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the agreement, our business will be harmed. We cannot assure you that we will be able to effectively manage our relationship with our contract manufacturers, or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality or quantity. Any of these difficulties could harm our relationships with customers and cause us to lose orders.

Our existing contract with Solectron expires in March 2004. If we are unsuccessful in renegotiating this agreement, then we may be required to manufacture the products produced under this agreement internally or find another outside contract manufacturer. If we fail to successfully transition manufacturing operations in-house or fail to locate and qualify suitable manufacturing candidates capable of satisfying our product specifications or quantity requirements, then we may experience product shortages and, as a result, be unable to fulfill customer orders accurately and timely which could negatively affect our customer relationships and operating results. Further, new third-party manufacturers may encounter difficulties in the manufacture of our products resulting in product delivery delays.

We depend on sole or limited source suppliers for several key components. If we are unable to obtain these components on a timely basis, we will be unable to meet our customers’ product delivery requirements, which would harm our business.

We currently purchase several key components from single or limited sources pursuant to limited term supply contracts. If any of our sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule. Our suppliers may enter into exclusive arrangements with our competitors, be acquired by our competitors, stop selling their products or components to us at commercially reasonable prices, refuse to sell their products or components to us at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers.

In these events, we could be forced to commence a time consuming and difficult process of identifying and qualifying an alternative supplier of the key components. There is no guarantee that such a search would be successful. If we do not receive critical components from our suppliers in a timely manner, we will be unable to meet our customers’ product delivery requirements. Any failure to meet a customer’s delivery requirements could harm our reputation and decrease our sales, which would harm our business, financial condition and results of operations.

Our headquarters and certain suppliers are all located in Northern California where natural disasters or service outages or restrictions could occur and harm our facilities and key personnel, which would restrict or prevent us from providing services to our customers.

Our corporate headquarters and principal research and development center and product testing facilities as well as many of our suppliers are located in Northern California, which has historically been vulnerable to natural disasters, such as earthquakes, fires and floods. In addition, this area has historically been rapidly growing and large demands on infrastructure services, including electrical and other utility services, could result in significant or more frequent outages or restrictions on the use of such services. The occurrence of a natural disaster or such service outages or restrictions might disrupt the local economy and pose physical risks to our employees and our property. We do not presently have redundant, multiple site capacity in the event of a natural disaster or service outages or restrictions. Accordingly, in the event of a disaster or service outages or restrictions adversely affecting our operations, our business would suffer.

If we fail to attract and retain qualified personnel, our business might be harmed.

Our future success will depend in large part upon our ability to identify, attract and retain qualified individuals, particularly research and development and customer service engineers and sales and marketing personnel. Our products are generally of a highly technical nature, and therefore require a sophisticated sales effort targeted at several key people within each prospective customer’s organization. Our target customers are large network service providers that require high levels of service and support from our customer service engineers and our sales and marketing personnel. Competition for these employees in our industry and in the San Francisco Bay Area in particular, as well as other areas in which we recruit, may be intense, and we may not be successful in attracting or retaining these personnel. If we are not able to hire the kind and number of research and development, sales and marketing and customer service personnel required to support our product offerings and customers, we may not reach the level of sales necessary to achieve profitability or may be impaired from meeting existing customer demands, either of which could materially harm our business.

Our business will suffer if we fail to properly manage our growth and continually improve our internal controls and systems.

We have expanded our operations rapidly since our inception. The number of our employees has grown from eight as of September 30, 1999 to 231 as of December 31, 2003. As our business grows, we expect to increase the scope of our operations and the number of our employees. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. To manage our growth properly, we must:

•	hire, train, manage and retain qualified personnel, including engineers and research and development personnel;

•	carefully manage and expand our manufacturing relationships and related controls and reporting systems;

•	effectively manage multiple relationships with our customers, suppliers and other third parties;

•	implement additional operational and financial controls, reporting and financial systems and procedures; and

•	successfully integrate employees of acquired companies.

Failure to do any of the above in an efficient and timely manner could seriously harm our business, financial condition and results of operations.

If we are unable to obtain additional capital to fund our existing and future operations, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

The development and marketing of new products and the expansion of our direct sales operation and associated support personnel requires a significant commitment of resources. We may continue to incur significant operating losses or expend significant amounts of capital if:

•	the market for our products develops more slowly than anticipated;

•	we fail to establish market share or generate revenue at anticipated levels;

•	our capital expenditure forecasts change or prove inaccurate; or

•	we fail to respond to unforeseen challenges or take advantage of unanticipated opportunities.

As a result, we may need to raise substantial additional capital. Additional capital, if required, may not be available on acceptable terms, or at all. If additional capital is raised through the issuance of debt securities, the terms of such debt could impose financial or other restrictions on our operations. If we are unable to obtain additional capital or are required to obtain additional capital on terms that are not favorable to us, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which would harm our business, financial condition and results of operations.

Your ability to influence key transactions, including changes of control, may be limited by significant insider ownership, provisions of our charter documents and provisions of Delaware law.

At December 31, 2003, our executive officers, directors and entities affiliated with them beneficially owned, in the aggregate, approximately 43% of our outstanding common stock. These stockholders, if acting together, will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of our other stockholders. These stockholders could delay or prevent a change in control of our company even if such a transaction would be beneficial to our other stockholders. In addition, provisions of our amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to certain stockholders.

Our stockholders will incur dilution as a result of the exercise of outstanding options and warrants and any future sale of equity or equity-linked debt securities.

The exercise of outstanding options and warrants and the future sale of any equity or equity-linked debt securities, including any additional securities issued in connection with acquisitions, will result in dilution to our then-existing stockholders. Any dilution resulting from the future sale of equity or equity-linked debt securities will be more substantial if the price paid for such securities is less than the price paid by our then-existing stockholders for our outstanding capital stock.

We do not plan to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends to our stockholders in the foreseeable future. We expect to retain future earnings, if any, for the future operation and expansion of the business. In addition, our ability to pay dividends may be limited by any applicable restrictions under our debt and credit agreements. Accordingly, our stockholders must rely on sales of their capital stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

Our stock has been and will likely continue to be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control, that may prevent our stockholders from selling our common stock at a profit.

The market price of our common stock has fluctuated substantially, and there can be no assurance that such volatility will not continue. Since the beginning of 2002, the trading price of our common stock (including Tellium common stock prior to our merger with Tellium), has ranged from a high of $27.52 per share to a low of $1.20 per share. The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of telecommunications related companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our actual operating performance.

The market price of our common stock may fluctuate significantly in response to a number of factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance;

•	changes in financial estimates of securities analysts;

•	release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;

•	changes in market valuations of other technology companies; and

•	announcements by us or our competitors of significant technical innovations, contracts, standards or acquisitions.

In addition sales of substantial amounts of our common stock in the public market in the future could reduce the prevailing market prices for our common stock. The registration statement of which this prospectus is a part covers the issuance by the company of up to $100,000,000 in new securities as well as up to 32,269,876 shares of common stock that may be offered for sale by the selling stockholders. These sales, or the perception that these sales could occur, could adversely impact trading price of our common stock.

Due to these factors, the price of our stock may decline and investors may be unable to resell their shares of our stock for a profit.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, capital expenditures, future acquisitions and additions to our working capital. We will not receive any proceeds from any sales by the selling stockholders of its shares of common stock.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors, subject to any applicable restrictions under our debt and credit agreements, and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

SELLING STOCKHOLDERS

Pursuant to certain contractual obligations, in connection with the filing of a registration statement for a primary offering of securities, the company is registering for resale certain shares of stock held by the stockholders set forth in the below table, which sets forth the number of shares of our common stock beneficially owned by each. Subject to the limitations of Rule 144 and 145 under the Securities Act, upon the expiration of the lock-up agreements entered into in connection with our merger with Tellium, which will occur on May 11, 2004, all of such shares will otherwise become freely tradeable without registration under the Securities Act. The only securities that may be offered by the selling stockholders are shares of Common Stock. Each Prospectus Supplement will name each selling stockholder (if any) offering shares thereby, indicate the nature of any position, office or other material relationship which the selling stockholder has had within the past three years with the company or any of its predecessors or affiliates, and state the number of shares of Common Stock owned by the selling stockholder prior to the offering, the number of shares of Common Stock offered by the Prospectus Supplement and the number of shares of Common Stock and the percentage (if one percent or more) of the outstanding Common Stock owned by the selling stockholder after the offering. The selling stockholders may include, but are not limited to, the stockholders of the company named below. We cannot estimate the number of shares that will be held by the selling stockholders after the completion of any offering because the selling stockholders may decide to sell all, some or none of the shares they are offering from time to time.

Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage (3)	Shares of Common Stock Offered (4)
Entities affiliated with Texas Pacific Group (5)	8,961,725	11.5%	8,959,375
Entities affiliated with KKR 1996 GP LLC (6)	8,959,375	11.5%	8,959,375
Entities affiliated with New Enterprise Associates (7)	6,171,480	7.9%	6,030,754
Morteza Ejabat (8)	3,909,536	5.0%	3,651,036
Jeanette Symons (9)	3,204,542	4.1%	3,063,542
Entities affiliated with NIF Ventures Co., LTD (10)	1,320,843	1.7%	1,320,843
Kirk Misaka (11)	190,833	0.2%	97,462
Robert Dahl (12)	187,489	0.2%	187,489

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as to be beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Generally, options granted under the Zhone’s 1999 Stock Option Plan are immediately exercisable, subject to a repurchase right which lapses as the shares vest.
(3)	Calculated on the basis of 78,020,000 shares of common stock, which is the approximate number of shares of Zhone common stock outstanding as of February 16, 2004.
(4)	Actual number of shares to be offered, if any, to be specified in each Prospectus Supplement.
(5)	Consists of (i) 8,959,375 shares held by TPG Zhone, L.L.C., an entity affiliated with Texas Pacific Group,, and (ii) 2,350 shares subject to immediately exercisable options held by TPG Genpar II, L.P., an entity affiliated with Texas Pacific Group, of which all shares will be vested within 60 days after February 16, 2004. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C.
(6)	Consists of 8,959,375 shares held by KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P, which is the senior member of KKR-ZT, L.L.C. KKR 1996 GP LLC is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Todd A. Fisher, Alexander Navab, Neil A. Richardson

and James H. Greene, Jr. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership in such shares.

(7)	Consists of (A) 1,817,129 shares held by New Enterprise Associates VIII, L.P., (B) 3,407,077 shares held by New Enterprise Associates 9, L.P.; (C) 853,629 shares held by New Enterprise Associates 8A, L.P., (D) 90,032 shares held by NEA Partners 10, L.P., (E) 88 shares held by NEA Ventures 2000 and (F) 3,525 shares subject to immediately exercisable options, of which all shares will be vested within 60 days after February 16, 2004.
(8)	Consists of (A) 2,914,058 shares held by Mr. Ejabat, (B) 70,500 shares held by Mr. Ejabat as Trustee of the Salmeh Ejabat Trust, (C) 70,500 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust, (D) 595,978 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (E) 258,500 shares subject to immediately exercisable options, of which 32,310 shares will be vested within 60 days after February 16, 2004.
(9)	Consists of (A) 3,063,542 shares held by Ms. Symons as Trustee of the Symons Living Trust dated March 15, 1995, and (B) 141,000 shares subject to immediately exercisable options, of which 17,624 shares will be vested within 60 days after February 16, 2004.
(10)	Consists of (A) 363,667 shares held by NIF Ventures Co., LTD (B) 260,282 shares held by Investment Enterprise Partnership “NIF New Technology Fund 2000/1”; (C) 223,387 shares held by Investment Enterprise Partnership “NIF New Technology Fund 2000/2”; (D) 143,414 shares held by Investment Enterprise Partnership “NIF New Technology Fund 99-A”; (E) 143,414 shares held by Investment Enterprise Partnership “NIF New Technology Fund 99-B”; (F) 74,532 shares held by Investment Enterprise Partnership “NIF 21-One (1)”; (G) 39,780 shares held by Investment Enterprise Partnership “NIF 21-One (2-A)”; (H) 39,780 shares held by Investment Enterprise Partnership “NIF 21-One (2-B)”; (I) 21,725 shares held by Investment Enterprise Partnership “NIF-TT Fund”; and (J) 10,862 shares held by Investment Enterprise Partnership “NIF-ST Fund”.
(11)	Consists of (A) 97,462 shares held by Mr. Misaka, and (B) 93,371 shares subject to immediately exercisable options, of which 34,472 shares will be vested within 60 days after February 16, 2004.
(12)	All shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 1, 1989, as amended.

PLAN OF DISTRIBUTION

We or the selling stockholders, as the case may be, may sell securities pursuant to this prospectus, as supplemented or amended, (1) through agents designated by us, (2) through underwriters or dealers, (3) directly to one or more purchasers, including our affiliates and stockholders in a rights offering, or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering, including the amount of securities sold, the public offering price and consideration paid and place and time of delivery for the securities being sold;

•	the names of any underwriters or agents and of the managing underwriter or underwriters;

•	the use of net proceeds from the sale of the securities;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers and any commissions paid to agents;

•	whether or not the securities will trade on any securities exchange or the NASDAQ Stock Market;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

Underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

With this prospectus, we may offer common stock, preferred stock, and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $100,000,000. In addition, the selling stockholders named in this prospectus may offer and sell, from time to time, up to 32,269,876 shares of common stock, $0.001 par value.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

COMMON STOCK

The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 900,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $.001 per share. At February 16, 2004, there were approximately 78,020,000 shares of common stock and no shares of preferred stock outstanding. Subject to the other provisions of our restated certificate and any preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of the funds legally available therefor. Each holder of common stock is entitled to one vote for each share held of record by the holder. If Zhone liquidates, dissolves, or winds up the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any senior liquidation preference of any outstanding preferred stock. The outstanding shares of common stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for the election of directors is not authorized by our restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. All of the outstanding shares of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock which we may designate and issue in the future.

Obligations to Issue Common Stock

We have adopted and maintain equity incentive and stock purchase plans pursuant to which we are authorized to issue stock, stock options and other types of stock-based awards to employees, directors, consultants and other persons who provide services to us. As of January 31, 2004, we had outstanding options to acquire approximately 4.4 million shares of common stock under these plans. We have reserved approximately an additional 7.0 million shares of common stock for future issuance under our stock option plans, and 1.45 million shares of common stock for issuance under our employee stock purchase plan.

Antitakeover Provisions

Effect of Delaware Law Statute. We are incorporated under the laws of the state of Delaware and therefore subject to Delaware corporate law, including Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Certificate of Incorporation and Bylaw Provisions. Provisions of our restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or gain control of us. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders. Moreover, our bylaws have eliminated the right of stockholders to act by written consent and do not allow for cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of us.

Our restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders. Our bylaws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the President and not by any other person. Business to be transacted at any special meeting of stockholders must be specified in and confined to the purpose or purposes stated in the notice of such meeting.

Our restated certificate of incorporation provides that we may amend or repeal any provision contained in the restated certificate of incorporation in a manner consistent with Delaware law. However, our restated certificate of incorporation also provides that 66 2/3% of the voting power of all shares entitled to vote generally in the election of directors is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with the provisions of our certificate of incorporation regarding our board of directors (Article V), the liability of our directors (Article VI), indemnification of our directors and officers (Article VII), actions taken by our stockholders (Article VIII) and amendments to our rested certificate of incorporation and bylaws (Article IX).

Our bylaws may be amended only in accordance with our restated certificate of incorporation, which provides that our bylaws may be adopted, amended or repealed by our board of directors or stockholders, provided that any such action by our stockholders must be approved by the affirmative vote of the holders of 66 2/3% of the voting power of all shares entitled to vote generally in the election of directors.

Classified Board of Directors. Our restated certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. Our authorized number of directors is nine and may be fixed from time to time exclusively by the Board of Directors, provided that the total number of directors may not be less than three nor more than eleven.

Our restated certificate of incorporation provides that, subject to the rights of the holders of our preferred stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all shares of our common stock entitled to vote generally in the election of directors. Our restated certificate of incorporation further provides that, subject to the rights of the holders of any class of our capital stock then outstanding, vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause and newly created directorships resulting from any increase in the number of directors may be filled by (i) the board of directors, provided that a quorum is then in office and present, (ii) a majority of the directors then in office, if less than a quorum is then in office, or (iii) by the sole remaining director. Our restated certificate of incorporation further provides that whenever the holders of one or more series of our preferred stock have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the filling of vacancies and other features of such directorship shall be governed by the rights of our preferred stock as set forth in the certificate of designation governing such series.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals or nominations of candidates for election to the board of directors to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals or nominations must be timely given in writing to the secretary of Zhone prior to the meeting. To be timely, notice of stockholder proposals or nominations to be brought before an annual meeting of stockholders must be received by the secretary of Zhone not less than 90 calendar days prior to the date of the anniversary of the previous year’s annual meeting. If the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year’s annual meeting, notice will also be timely if received by us if it is received by the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or publicly disclosed. To be timely, notice of stockholder nominations to be brought before a special meeting of stockholders called for the purpose of electing directors must be received by the secretary of Zhone by the close of business on the tenth day following the earlier of the day on which notice of the date of the special meeting was mailed or publicly disclosed. Any notice of a stockholder proposal or nomination must contain the relevant information specified in our bylaws.

Limitation of Director Liability. Our restated certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director’s fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. Our restated certificate of incorporation provides that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses reasonably incurred or suffered by such person in connection therewith, including attorney’s fees, judgments, fines and amounts paid in settlement, and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our restated certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Additionally, we will pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our restated certificate.

We have entered into indemnification agreements with our directors and executive officers which provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law. In addition, we are authorized to and have purchased and maintain liability insurance on behalf of our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series subject to any limitations prescribed by law. Our board of directors has the authority to issue preferred stock in one or more series and to fix the voting rights, if any, designations, powers, preferences and rights of the shares of such series, and any, qualifications, limitations or restrictions thereof and the number of shares to be included in each such series, without any further action by the stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Zhone or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power of the capital stock entitled to vote without a vote of the holders of preferred stock as a class

The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designation. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation and title of the preferred stock;

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of Zhone;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for shares of our common stock, and the terms of any such conversion;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up; and

•	any additional powers, rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of designation and our bylaws as exhibits or incorporate them by reference.

The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Transfer Agent and Registrar

We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

WARRANTS

We may issue warrants to purchase common stock or preferred stock.

Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Equity Warrants

The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any shares of common stock or preferred stock that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 11, 2001.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of these filings, at no cost, upon request to us in writing or by telephone at the following address:

Investor Relations,

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94621

(510) 777-7013

LEGAL MATTERS

The validity of the securities issued hereunder will be passed upon for us by our counsel, Gray Cary Ware & Freidenrich LLP, East Palo Alto, California. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, counsel for the underwriters will advise the underwriters about other issues relating to any offering.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report dated February 3, 2004 contains an explanatory paragraph describing the Company’s restatement of the financial statements for the year ended December 31, 2002 and an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets.

ZHONE TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the registrant except as otherwise indicated.

SEC registration fee		$31,662
Fees and expenses of accountants		*
Fees and expenses of legal counsel		*
Printing expenses		*
Miscellaneous expenses		*
Total	$	*

*	-To be provided by amendment or as an exhibit to a filing with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The registrant’s restated certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

The registrant’s restated certificate of incorporation also requires the registrant to indemnify its directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. The registrant’s restated certificate of incorporation provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the Delaware General Corporation Law. In addition, with the approval of the Board of Directors, the registrant has entered into separate indemnification agreements with its directors and officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service and to obtain directors’ and officers’ insurance, if available on reasonable terms. The registrant has obtained such liability insurance for the benefit of its directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the registrant in which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the registrant.

The above discussion of Section 145 and of our restated certificate of incorporation is not intended to be exhaustive and is qualified in its entirety by such statute and our restated certificate.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement. (1)

3.1	Amended and Restated Certificate of Incorporation of Registrant. (2)

3.2	Amended and Restated Bylaws of Registrant. (2)

4.1	Form of Certificate of Designation. (1)

4.2	Form of certificate of Preferred Stock. (1)

4.3	Form of Warrant Agreement.(1)

4.4	Form of Warrant Certificate. (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page)

(1)	To be filed by amendment or incorporated by reference in connection with the offering of the applicable offered securities.
(2)	Previously filed as an exhibit to the registrant’s Registration Statement filed on Form S-1, Reg. Statement No. 333-46362, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland and State of California, on the 5th day of March, 2004.

ZHONE TECHNOLOGIES, INC.

By:	/s/ Morteza Ejabat
Morteza Ejabat
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Morteza Ejabat and Kirk Misaka, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 5, 2004.

/s/ MORTEZA EJABAT Morteza Ejabat	Chairman of the Board of Directors and Chief Executive Officer

/s/ KIRK MISAKA Kirk Misaka	Chief Financial Officer, Vice President, Finance and Treasurer (Principal Financial and Accounting Officer)

/s/ ADAM CLAMMER Adam Clammer	Director

/s/ MICHAEL M. CONNORS Michael M. Connors	Director

/s/ JAMES COULTER James Coulter	Director

/s/ ROBERT DAHL Robert Dahl	Director

/s/ JAMES H. GREENE, JR. James H. Greene, Jr.	Director

/s/ C. RICHARD KRAMLICH C. Richard Kramlich	Director

/s/ BARTON SHIGEMURA Barton Shigemura	Director

/s/ JAMES TIMMINS James Timmins	Director

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement. (1)

3.1	Amended and Restated Certificate of Incorporation of Registrant. (2)

3.2	Amended and Restated Bylaws of Registrant. (2)

4.1	Form of Certificate of Designation. (1)

4.2	Form of Certificate of Preferred Stock. (1)

4.3	Form of Warrant Agreement.(1)

4.4	Form of Warrant Certificate. (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page)

(1)	To be filed by amendment or incorporated by reference in connection with the offering of the applicable offered securities.
(2)	Previously filed as an exhibit to the registrant’s Registration Statement filed on Form S-1, Reg. Statement No. 333-46362, and incorporated herein by reference.